Exhibit 8.1

November 5, 2009

Aegean Marine Petroleum Network Inc.
42 Hatzikyriakou Avenue
185 38 Piraeus
Athens, Greece

Re:           Aegean Marine Petroleum Network Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to Aegean Marine Petroleum Network Inc. (the "Company") and the holders of shares of the Company's common stock, par value $0.01 per share (the "Common Shares").

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including (i) the registration statement on Form F-3 (the "Registration Statement") as filed by the Company with the U.S. Securities and Exchange Commission (the "Commission"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") of up to an aggregate of $125,000,000 of securities and 3,250,000 Common Shares (including related preferred stock purchase rights) to be offered by the selling shareholders, who will be named in a supplement to the prospectus of the Company included in the Registration Statement (the "Prospectus"), and (ii) the Prospectus.  We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and the Company's annual report on Form 20-F for the fiscal year ended December 31, 2008 (the "Annual Report"), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Annual Report under (i) the risk factor entitled "U.S. investors in our Company could suffer adverse tax consequences if we are characterized as a passive foreign investment company," and (ii) Item 10E of the Annual Report entitled "Taxation," we hereby confirm that the opinions with respect to United States federal income tax considerations expressed in the discussions in the sections listed in (i) and (ii) are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Annual Report are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Annual Report.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under Item 10E of the Annual Report entitled "Taxation—United States Federal Income Tax Considerations" and the heading "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SK 23250 0002 1044016